Exhibit 11

             Statement re computation of per-share earnings


Basic per share data is calculated based on the weighted-average number of common shares outstanding during the reported period. Diluted per share data includes any dilution from potential common stock outstanding, such as the exercise of stock options.

                           Six Months Ended        Three Months Ended
                               June 30,                  June 30,
                           2000        1999         2000         1999
                       __________   __________   __________   __________
Numerator:
   Net income(loss)    $7,503,000   $6,551,000   $3,614,000   $3,127,000
                       ==========   ==========   ==========   ==========
Denominator:
   Denominator for
      basic income
      (loss) per
      share -
      weighted
      average Shares    7,186,998    7,170,306    7,178,804    7,169,890

Dilutive potential
   common shares -
   Employee stock
   Options                  5,522       25,966        4,996       28,541
                       __________   __________   __________   __________
Denominator for
  Diluted earnings
  (loss) per share -
  Adjusted weighted
  Average shares        7,192,520    7,196,272    7,183,800    7,198,431
                       ==========   ==========   ==========   ==========